Herman Miller Reports Strong Sales and Earnings in the Second Quarter of FY2012
Webcast to be held Thursday, December 22, 2011, at 9:30 AM EST

Release	Immediate
Date	December 21, 2011
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its second quarter ended December 3, 2011. The company reported net sales in the quarter of $445.6 million; an increase of 8.1% from the second quarter of fiscal 2011. Net sales were up 4.7% sequentially, after adjusting for the extra week of operations included in the first quarter of this fiscal year. New orders of $440.0 million in the second quarter were 4.7% lower on a year-over-year basis. Adjusting for the extra week, orders in the second quarter were down 1.6% from the level reported in the first quarter of this year.
Diluted earnings per share in the second quarter were $0.41 compared to $0.26 in the prior year period and $0.42 in the first quarter of this fiscal year.
Brian Walker, Chief Executive Officer, stated, “Our results this quarter cap a solid first half of fiscal 2012. Our employee-owners continued to execute well, which enabled us to expand margins and earnings. In addition, we made progress on initiatives aimed at strengthening our brand and growing our business. All of this builds confidence in our long-term growth prospects. Reduced order momentum this past quarter reflected pockets of weakness in some customer sectors driven by a reduction in large order volume compared to last year. At the same time, we remain optimistic that some of today's economic headwinds are transient and opportunities for growth remain both here and abroad.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended		Six Months Ended
	12/3/2011	11/27/2010	% Chg.	12/3/11 (27 wks)	11/27/10 (26 wks)	% Chg.
Net Sales	$445.6	$412.2	8.1	$903.7	$792.9	14.0
Gross Margin %	34.1%	32.9%	N/A	33.9%	32.7%	N/A
Operating Expenses	$111.4	$102.2	9.0	$223.9	$195.7	14.4
Restructuring Expenses	—	$2.1	N/A	—	$3.0	N/A
Operating Earnings %	9.1%	7.6%	N/A	9.1%	7.7%	N/A
Adj. Operating Earnings %*	9.1%	7.1%	N/A	9.1%	6.8%	N/A
Net Earnings	$23.7	$17.9	32.4	$48.3	$34.0	42.1
Earnings per share-diluted	$0.41	$0.26	57.7	$0.83	$0.48	72.9
Adj. Earnings per share-diluted*	$0.41	$0.29	41.4	$0.83	$0.51	62.7
Orders	$440.0	$461.8	(4.7)	$921.4	$855.7	7.7
Backlog	$280.8	$314.6	(10.7)
*Items indicated represent Non-GAAP measurements; see “Reconciliation of Non-GAAP Financial Measures” below.

Second Quarter Fiscal Year 2012 Financial Results

Sales within Herman Miller's North American reporting segment of $321.7 million were up 4.6% from the prior year. New orders in the second quarter totaled $306.2 million; reflecting a decrease of 13.0% from the same period last fiscal year. On a sequential basis, adjusted for the extra week of operations reported last quarter, segment sales increased 4.8% from the first quarter level. On this same basis, segment orders were down 4.7% sequentially.

The company's international operations were again a highlight this quarter, led by sales and order strength in the U.K. and Asia-Pacific region. The non-North American business segment reported net sales of $87.5 million for the quarter. This represents a 20.4% increase from the year ago period. New orders were also strong in the quarter, totaling $92.1 million; an increase of 25.4% from the second quarter of fiscal 2011. Adjusting for the extra week, segment sales increased 11.0% and orders were essentially flat relative to the first quarter of this fiscal year.

Net sales in the second quarter for the Specialty and Consumer segment were $36.4 million, up 14.1% from the prior year period. New orders in the quarter were 14.7% higher than the second quarter of last year. Sequentially - again adjusting for the impact of the extra week of operations in Q1 - segment sales decreased 8.2% from the first quarter level while new orders increased 23.6%.

Greg Bylsma, Chief Financial Officer, stated, ”While we saw order increases this quarter relative to last year in both our non-North American and Specialty and Consumer segments, we did experience a decrease in our North American business. This was primarily due to a relative decrease in the volume of large government projects entered this quarter.”

The company's consolidated gross margin in the second quarter was 34.1%; representing a 120 basis-point improvement from the prior year. Benefit captured from recent price increases, net of incremental discounting, drove the majority of the year-over-year improvement. This was partially offset in the quarter by higher commodity costs relative to last year.
On a sequential comparison, gross margin in the second quarter increased 40 basis-points from the first quarter of fiscal 2012. Higher factory production levels in the second quarter contributed significantly to this improvement. Additionally, incentive bonus expenses recorded in the period were lower in relation to the first quarter level. These factors more than offset the negative impact of having one less week of operations compared to the first quarter.
Operating expenses in the second quarter of $111.4 million were $9.2 million higher than the prior year. Approximately half of this increase was driven by adjustments made in the prior year to contingent liabilities associated with the Nemschoff acquisition, thus reducing operating expenses in that period. The remaining expense increase was driven primarily by variability against higher net sales and by increased employee wages and benefit expenses. On a sequential-quarter basis, operating expenses were $1.1 million below the level reported in the first quarter of this fiscal year.
Mr. Bylsma continued, “We are very pleased to report significantly improved gross margins from a year ago. Our consolidated margin is the highest level we have achieved in more than three years. This is particularly encouraging in that it delivers on our commitment to leverage sales growth and capture benefit from our recent price increases. Our employee-owners matched this improved gross margin with solid operating expense control, helping to drive a 41% increase in adjusted earnings per share from a year ago.”

Herman Miller's effective income tax rate in the second quarter was 33.4%. This compares to an effective rate of 32.0% in the second quarter of fiscal 2011.
Cash flow generated from operations in the second quarter was negative $0.4 million compared to positive $22.6 million in the second quarter of last fiscal year. The decrease relative to last year was driven by a net use of working capital in the quarter. The company ended the quarter with total cash of $181.0 million; a decrease of $1.3 million from the amount held at the end of the first quarter of this fiscal year.

Mr. Walker concluded, “There's no question that our near-term business outlook is clouded by the tenuous health of the global economy. Regardless of what challenges we may face in the coming months, our collective focus at Herman Miller remains on driving success over the long run. I feel very good about the progress we're making on the building blocks of our strategy, and I'm as confident as ever in our ability to deliver long-term value to our customers, employees and shareholders.”

The company announced a live webcast to discuss the results of the second quarter of fiscal 2012 on Thursday, December 22, 2011, at 9:30 a.m. EST. To ensure your access to the webcast, you should allow extra time to visit the company's website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Operating Segment Information
The table below summarizes select financial information, for the periods indicated, related to each of the company's reportable operating segments. The North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States and Canada. The business associated with the company's owned contract furniture dealers is also included in the North American Furniture Solutions segment. The non-North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, for Mexico and outside of North America. The Specialty and Consumer segment includes the operations associated with the design, manufacture, and sale of high-end furniture products including Geiger wood products, a collection of classic products and our North American consumer retail business. The “Corporate” category consists primarily of startup business and unallocated corporate expenses including, if applicable to the periods shown, restructuring and impairment costs.

(in millions)	Three Months Ended		Six Months Ended
	12/3/2011	11/27/2010	12/3/2011	11/27/2010
Net Sales:
North American Furniture Solutions	$321.7	$307.6	$652.2	$593.5
Non-North American Furniture Solutions	87.5	72.7	172.4	139.5
Specialty and Consumer	36.4	31.9	79.1	59.9
Corporate	—	—	—	—
Total	$445.6	$412.2	$903.7	$792.9

Operating Earnings (Loss):
North American Furniture Solutions	$28.5	$27.4	$56.8	$53.9
Non-North American Furniture Solutions	8.8	4.0	18.4	6.7
Specialty and Consumer	3.6	2.9	7.8	4.9
Corporate	(0.2)	(2.8)	(0.5)	(4.8)
Total	$40.7	$31.5	$82.5	$60.7

Supplemental Reconciliation: Components of Earnings Per Share
The following table summarizes the components of the numerator and denominator used in the calculation of earnings per share for the quarterly periods indicated.

Earnings Per Share - Basic	Three Months Ended
	12/3/2011	11/27/2010
Numerator (in millions): Net Earnings	$23.7	$17.9

Denominator: Weighted-Average Common Shares Outstanding	58,160,339	57,034,222

Earnings Per Share - Diluted	Three Months Ended
	12/3/2011	11/27/2010
Numerator (in millions): Net Earnings	$23.7	$17.9
Adjustment to earnings related to contingent purchase consideration that can be settled in common stock at the company's option, net of tax	—	(2.8)
Numerator for diluted EPS	$23.7	$15.1

Denominator: Weighted-Average Common Shares Outstanding	58,160,339	57,034,222
Potentially dilutive shares resulting from stock plans	227,447	634,169
Denominator for diluted EPS	58,387,786	57,668,391

Supplemental Reconciliation: Components of Earnings Per Share
The following table summarizes the components of the numerator and denominator used in the calculation of earnings per share for the year-to-date periods indicated.

Earnings Per Share - Basic	Six Months Ended
	12/3/2011	11/27/2010
Numerator (in millions): Net Earnings	$48.3	$34.0

Denominator: Weighted-Average Common Shares Outstanding	58,108,349	57,005,344

Earnings Per Share - Diluted	Six Months Ended
	12/3/2011	11/27/2010
Numerator (in millions): Net Earnings	$48.3	$34.0
Adjustment to earnings related to contingent purchase consideration that can be settled in common stock at the company's option, net of tax	—	(6.2)
Numerator for diluted EPS	$48.3	$27.8

Denominator: Weighted-Average Common Shares Outstanding	58,108,349	57,005,344
Potentially dilutive shares resulting from stock plans	266,785	761,362
Denominator for diluted EPS	58,375,134	57,766,706

Reconciliation of Non-GAAP Financial Measures
This release contains Adjusted Earnings per Share and Adjusted Operating Earnings measures, which are both Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. For the periods covered by this release, such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate and adjustments to acquisition-related contingent purchase price liabilities. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations.
Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.
The following table reconciles Adjusted Earnings per Share to Earnings per Share for the periods indicated.

	Three Months Ended		Six Months Ended
	12/3/2011	11/27/2010	12/3/2011	11/27/2010
Earnings per Share - Diluted	$0.41	$0.26	$0.83	$0.48
Add back: Restructuring charges	—	0.03	—	0.03
Adjusted Earnings per Share - Diluted	$0.41	$0.29	$0.83	$0.51

The following table reconciles Adjusted Operating Earnings to Operating Earnings for the periods indicated.

(Dollars in millions)	Three Months Ended		Six Months Ended
	12/3/11	11/27/2010	12/3/11	11/27/2010
Operating Earnings	$40.7	$31.5	$82.5	$60.7
Add: Restructuring expenses	—	2.1	—	3.0
Less: Adjustments to contingent purchase consideration	—	(4.4)	—	(9.7)
Adjusted Operating Earnings	$40.7	$29.2	$82.5	$54.0

About Herman Miller
Herman Miller works for a better world around you-with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.6 billion in revenue in fiscal 2011. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2011, Herman Miller again received the Human Rights Campaign (HRC) Foundation's top rating in its annual Corporate Equality Index and was also cited by FORTUNE as the "Most Admired" company in the contract furniture industry. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

Financial highlights for the quarter ended December 3, 2011, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	December 3, 2011		November 27, 2010
Net Sales	$445.6	100%	$412.2	100%
Cost of Sales	293.5	65.9%	276.4	67.1%
Gross Margin	152.1	34.1%	135.8	32.9%
Operating Expenses	111.4	25.0%	102.2	24.8%
Restructuring Expenses	−	−	2.1	0.5%
Operating Earnings	40.7	9.1%	31.5	7.6%
Other Expense, net	5.1	1.1%	5.2	1.3%
Earnings Before Income Taxes	35.6	8.0%	26.3	6.4%
Income Tax Expense	11.9	2.7%	8.4	2.0%
Net Earnings	$23.7	5.3%	$17.9	4.3%
Earnings Per Share - Basic	$0.41		$0.31
Weighted Average Basic Common Shares	58,160,339		57,034,222
Earnings Per Share - Diluted	$0.41		$0.26
Weighted Average Diluted Common Shares	58,387,786		57,668,391

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Six Months Ended
	December 3, 2011		November 27, 2010
Net Sales	$903.7	100%	$792.9	100%
Cost of Sales	597.3	66.1%	533.5	67.3%
Gross Margin	306.4	33.9%	259.4	32.7%
Operating Expenses	223.9	24.8%	195.7	24.7%
Restructuring Expenses	−	−	3.0	0.4%
Operating Earnings	82.5	9.1%	60.7	7.7%
Other Expense, net	10.1	1.1%	11.2	1.4%
Earnings Before Income Taxes	72.4	8.0%	49.5	6.2%
Income Tax Expense	24.1	2.7%	15.5	2.0%
Net Earnings	$48.3	5.3%	$34.0	4.3%
Earnings Per Share - Basic	$0.83		$0.60
Weighted Average Basic Common Shares	58,108,349		57,005,344
Earnings Per Share - Diluted	$0.83		$0.48
Weighted Average Diluted Common Shares	58,375,134		57,766,706

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Six Months Ended
	December 3, 2011	November 27, 2010
Net Earnings	$48.3	$34.0
Cash Flows provided by Operating Activities	38.7	30.5
Cash Flows provided/(used) for Investing Activities	0.9	(12.8)
Cash Flows used for Financing Activities	(0.1)	(2.4)
Effect of Exchange Rates	(0.7)	2.1
Net Increase in Cash	38.8	17.4
Cash, Beginning of Period	$142.2	$130.5
Cash, End of Period	$181.0	$147.9

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	December 3, 2011	May 28, 2011
Assets
Current Assets
Cash and Cash Equivalents	$181.0	$142.2
Marketable Securities	9.7	11.0
Accounts Receivable, net	189.1	193.1
Inventories, net	68.1	66.2
Prepaid Expenses and Other	44.9	59.2
Totals	492.8	471.7
Net Property and Equipment	161.5	169.1
Other Assets	165.8	167.2
Total Assets	$820.1	$808.0
Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable	110.0	112.7
Accrued Liabilities	125.9	153.1
Totals	235.9	265.8
Long-term Debt, Less Current Maturities	250.0	250.0
Other Liabilities	83.5	87.2
Total Liabilities	569.4	603.0
Shareholders' Equity Totals	250.7	205.0
Total Liabilities and Shareholders' Equity	$820.1	$808.0